Exhibit 99.01

Zenobia Austin	Robert Nachbar	Ken Tinsley
Public Relations	Public Relations	Investor Relations
Opsware Inc.	Barokas Public Relations	Opsware Inc.
408-212-5220	206-344-3140	408-212-5241
zenobia@opsware.com	robert@barokas.com	ktinsley@opsware.com

OPSWARE INC. TO ACQUIRE NETWORK AUTOMATION TECHNOLOGY

LEADER, RENDITION NETWORKS

Resulting Breakthrough IT Automation Solution Positions Opsware To Capture Larger Share of

Rapidly Growing IT Automation Market

Sunnyvale, CA – December 2, 2004 – Opsware Inc. (NASDAQ: OPSW), the leading provider of IT automation and utility computing software, today announced it has signed a definitive agreement to acquire privately held, Redmond-based Rendition Networks, the technology leader in network device automation, in a cash and stock transaction.

Rendition Networks is the leading network device automation company, with approximately 30 customers including large financial service institutions, government agencies and telecommunications companies. Rendition Network’s TrueControl product is consistently recognized as the leading network automation solution on the market; in 2004 alone it was selected as the best network automation product in three separate comparative product reviews.

Modern Web applications are complex composites of many server platforms, software components and network devices. Not only is management of each component highly manual and costly, but there is no unified way to manage the application as a whole. The integration of Opsware and Rendition will provide a breakthrough IT automation system that not only automates management of server, software and network components, but also automates the complete operations lifecycle of the Web-based applications these components support. The combination will automate business services, UNIX, Linux, and Windows servers, software, applications, and all network devices including routers, switches, firewalls and load balancers.

“The combination of world leading server, application and network automation will provide a breakthrough automation solution unmatched in the marketplace,” said Ben Horowitz, President and CEO of Opsware Inc. “The market demands a solution that takes into account and manages the entire application infrastructure, and Opsware will be the one company that can provide this. This accelerates our leadership in the IT automation market, a market that IDC estimates will be $5 billion by 2008*.”

Today’s Web-based applications require a solution that can manage change holistically across the application infrastructure. For example, increasing capacity for an application requires coordinated changes across servers, software and network infrastructure. Today such changes are managed by separate tools, and by administrators with limited knowledge outside their domain, resulting in operational errors and inconsistencies. In the area of security for example, making changes on a business service often requires synchronizing server and software changes with firewall re-configurations.

“As the numbers of devices within organizations continues to explode, customers are demanding a single, integrated solution that automates all critical IT assets, including servers, software, and network devices,” said Raghav Kher, Rendition’s President and CEO. “Customers are tired of purchasing disconnected management systems from multiple vendors, all to manage the same underlying infrastructure. This combination will be the only solution to automate operations of the application lifecycle and all the key underlying infrastructure.”

The transaction is valued at $33 million in Opsware cash and stock, consisting of $15 million in cash and approximately 2.68 million shares of Opsware common stock. In addition, Rendition’s existing cash, after certain adjustments, will be distributed to its stock holders at closing in the form of a dividend, not expected to exceed $7 million.

The acquisition is subject to customary closing conditions and regulatory approvals. Upon completion of the acquisition, Opsware plans to integrate TrueControl with the Opsware System as well as offer both products stand-alone. Rendition R&D will continue in Redmond, WA, and will be headed by Rendition CTO and Co-founder Eric Johnson.

Opsware will host a conference call on Thursday, December 2, 2004 beginning at 6:00 a.m. PT (9:00 a.m. ET) to discuss today’s announcement. Interested parties may access the conference call by dialing (913) 981-5510. A live audio version and replay of the conference call will be available on Opsware’s web site at www.opsware.com.

* Source: IDC, On-Demand Enterprises and Utility Computing, IDC #31513, July 2004.

About Opsware Inc. (NASDAQ: OPSW)

Opsware Inc. is the world’s leading IT automation and utility computing software company. The growth of the Internet is driving a shift from client/server computing to Web architecture. With this shift comes an overwhelming proliferation of servers and applications, creating complexity that makes an automated IT model a necessity. The Opsware System automates the complete IT lifecycle and delivers utility computing by enabling IT to automatically provision, patch, configure, secure, change, scale, audit, recover, consolidate, migrate, and reallocate servers and applications. Over 250 of the world’s largest companies, outsourcers and government agencies use Opsware to deliver this new, automated model of IT. For more information on Opsware Inc., please visit our Web site at www.opsware.com.

About Rendition Networks

Rendition Networks is the leading provider of network configuration control software. Its flagship product, TrueControl, tracks and regulates changes—in real-time—across routers, switches, firewalls, and load balancers to provide greater accountability and insight for network changes, thereby assisting in compliance with regulations such as Sarbanes-Oxley and dramatically reducing downtime and increasing the security of a company’s IT organization. The company is privately funded by Ignition Partners, Madrona Venture Group, Menlo Ventures, Northwest Venture Associates, Bertelsmann Ventures, and Vulcan Ventures. More information is available at: www.renditionnetworks.com.

This press release contains forward-looking statements within the meaning of the federal securities laws regarding expectations relating to the market for Opsware and Rendition’s software and their respective opportunities in those markets, the benefits Opsware expects to obtain from the acquisition of Rendition and the effectiveness of integrating Opsware and Rendition’s technology. Additional information about these and other risks and uncertainties that could cause actual events or results to differ materially from those in any forward-looking statement is contained under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-Q for the quarterly period ended July 31, 2004 that we filed with the Securities and Exchange Commission, and subsequent filings with the SEC. We assume no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual events or results could differ materially from those anticipated in the forward-looking statements.

Opsware is a service mark and trademark of Opsware Inc. All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners.

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